Exhibit 5.1

2200 IDS Center, 80 South 8th Street Minneapolis, MN 55402-2210 Tel: 612.977.8400 | Fax: 612.977.8650 taftlaw.com

June 29, 2026

Creative Realities, Inc.

13100 Magisterial Drive, Suite 201

Louisville, KY 40223

Re:	Registration Statement on Form S-3 (File No. 333-296498); Up to 2,957,185 shares of Common Stock and Pre-Funded Warrants to purchase up to 900,000 shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Creative Realities, Inc., a Minnesota corporation (the “Company”), in connection with the offering by the Company of up to 2,957,185 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and pre-funded warrants to purchase up to 900,000 shares of Common Stock (the “Pre-Funded Warrants”). The offering of the Shares, the Pre-Funded Warrants, and shares of Common Stock initially issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares”) is included in a registration statement on Form S-3 (File No. 333-296498) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a base prospectus dated June 16, 2026, filed with the Commission on June 18, 2026 (the “Base Prospectus”) and a prospectus supplement dated June 29, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares and Pre-Funded Warrants are being sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated June 29, 2026 between the Company and Craig-Hallum Capital Group LLC, as underwriter, and include Shares that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriter by the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares, the Warrant Shares, and Pre-Funded Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining as to the Minnesota Business Corporation Act, and we express no opinion with respect to any other laws.

Subject to the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and sold by the Company against payment therefor in the manner contemplated by the Underwriting Agreement and as set forth in the Prospectus, will be validly issued, fully paid and nonassessable.

2.

The issuance of the Pre-Funded Warrants has been duly authorized by all necessary corporate action on the part of the Company, and, when the Pre-Funded Warrants have been duly issued by the Company against payment therefor in the manner contemplated by the Underwriting Agreement and as set forth in the Prospectus, the Pre-Funded Warrants will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

 Taft Stettinius & Hollister LLP / Taftlaw.com / The Modern Law Firm

Creative Realities, Inc.

June 29, 2026

3.

The Warrant Shares have been duly authorized and if, as, and when the Warrant Shares are issued and delivered by the Company upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Current Report on Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours, /s/ Taft Stettinius & Hollister LLP